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On February 9, 2006, Evans & Sutherland Computer Corporation made available on its website a copy of the transcript of its February 8, 2006 conference call.  A copy of the transcript is included below.

Evans and Sutherland Conference Call 2.8.06

Evans and Sutherland Conference Call 2.8.06

[Beginning of recorded material]

Moderator:

Ladies and gentlemen, thank you for standing by. Welcome to the Evans & Sutherland conference call. At this time, all participants are on a listen-only mode. Later we will conduct a question and answer session and instructions will follow at that time. If anyone should require any assistance during today’s conference, please press star then zero on your touch-tone telephone. I would now like to turn the call over to your host, Mr. Jim Oyler. Please go ahead.

Jim Oyler:

Thank you. I’m Jim Oyler, president and CEO of Evans & Sutherland. I’m joined today by Lance Sessions, our acting chief financial officer. Our call this afternoon is to discuss the announcement that was made earlier today and the outline of our call will be to review that announcement, to discuss the two parts of it, which are the sale of the simulation business to Rockwell Collins and the acquisition of Spitz, Inc. Following the discussion, we will have a question and answer period. However, before we start, there are several legal provisions that I need to read to you and then we’ll start the body of the meeting. This will take a few seconds, but I need to read through these for you.

Statements made during this conference call will contain forward-looking statements that involve risks and uncertainties regarding E&S’ proposed sale of assets to Rockwell Collins, E&S’ proposed acquisition of Spitz, E&S’ proposed use of any proceeds of the proposed asset sale to Rockwell Collins, and the future performance of E&S. Such statements are based on estimates, intentions, beliefs and assumptions, and involve risks and uncertainties such that actual results and performance may materially differ. The risks, uncertainties and other factors that might cause such a difference include, but are not limited to: the ability to satisfy the conditions to closing, including among others, the ability of E&S to receive regulatory approval and approval from its shareholders for the Rockwell Collins transaction, and potential that the closing can be delayed; the possibility that E&S may not receive the entire portion of the purchase price for the Rockwell Collins transaction that will be held in escrow due to post-closing adjustments or claims; the risk that the continuity of E&S’ operations will be disrupted in the event the proposed Rockwell Collins transaction does not close; the risk of unanticipated reactions of customers and vendors of E&S to the proposed Rockwell Collins transaction; upon completing the asset sale to Rockwell Collins, E&S will become less diversified; E&S’ ability to integrate the operations of Spitz with its existing digital theater business; the fact that E&S following the Rockwell Collins transaction will be dependent, in part, on the success of its laser projector business which has a limited operating history and has only a limited amount of revenues to date; and market conditions affecting E&S’ future operations and financial condition. These and other risks are detailed from time to time in E&S’ periodic reports that are filed with the Securities and Exchange Commission, including E&S’ annual report on Form 10-K for the fiscal year ended December 31, 2004 and its quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005. E&S disclaims any obligation to update or revise any forward-looking statements as a result of developments occurring after the date of such statements except as required by law.

E&S intends to file a proxy statement in connection with the proposed Rockwell Collins transaction with the Securities and Exchange Commission. The proxy statement will be mailed to shareholders of E&S. Shareholders of E&S are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about E&S and the proposed Rockwell Collins transaction. The proxy statement (when it becomes available), and any other documents filed by E&S with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and shareholders may obtain free copies of the documents filed with the SEC by E&S by contacting Evans & Sutherland Computer Corporation, Attn: Investor Relations, 600 Komas Drive, Salt Lake City, Utah, 84108, or telephone (801) 588-1516.

E&S and its directors and executive officers may be deemed to be participants in the solicitation of proxies from E&S’ shareholders in connection with the proposed assets sale to Rockwell Collins. A list of the names of those directors and executive officers and descriptions of their interests in E&S is contained in E&S’ proxy statement for its 2005 annual meeting of shareholders, which was filed with the SEC on April 22, 2005. Shareholders may obtain more detailed information about the direct and indirect interests of E&S’ directors and executive officers in the proposed transaction by reading the proxy statement when it becomes available.

Now, with that I’d like to move on to my prepared comments, again followed by Q&A at the end. First of all, an overview of the announcement. What E&S has announced and signed is an agreement to sell its simulation business to Rockwell Collins and that includes the military and commercial simulation businesses and the service business. At the same time, E&S has signed an agreement to acquire Spitz, Inc., which we plan to add to the E&S existing digital theater business. Neither closing is conditioned on the other; that is, they are independent. The Spitz transaction is expected to close in the first calendar quarter, that is the current calendar quarter, of 2006 and the Rockwell Collins transaction we expect to close in the second calendar quarter of 2006.

Now, let me describe, in a bit more detail, the Rockwell Collins simulation transaction. The sale of the simulation businesses to Rockwell Collins is structured as an asset sale. Rockwell Collins will acquire the assets and assume certain liabilities of the simulation businesses. In addition, Rockwell Collins will acquire exclusive rights to the laser projector in the simulation business. Rockwell Collins will acquire simulation facilities in Salt Lake City, Orlando, and the UK. The purchase price for this is $71.5 million and of this, $10 million will be placed in escrow to cover any post-closing adjustments or claims. The transaction is subject to approval by E&S shareholders and regulatory approvals. Following the sale, E&S will continue to focus on its digital theater and laser projector businesses. It will continue as a public corporation and its headquarters will remain in Salt Lake City.

Now, let me discuss the use of the proceeds, the $71.5 million. First of all, as I mentioned, $10 million will be placed in escrow, leaving $61.5 million of immediately available cash to be applied. Of that, $18 million will redeem our convertible [subordinated] debentures at par. The redemption of the convertible [subordinated] debentures are triggered by the covenants of the debenture dealing with the size of asset sales of E&S that we’re announcing so we will redeem the debentures as required by the covenants. Approximately $20 million, slightly in excess of $20 million, will fund the company’s retirement plans to the 90% level. That is, they will be 90% funded as a result of the application of that amount of cash from this transaction. Any further funding will be determined in the future as required.

Now, in addition, we will also add funds to the company’s working capital. And finally, following completion of the transaction and depending on its cash requirements and market conditions at the time, E&S plans to consider using a portion of the proceeds from the Rockwell Collins transaction for a possible buy-back of shares or a special dividend. However, no decision has been made at this time. Finally, Evans & Sutherland has significant tax losses and the amount of those tax losses is well in excess of the amount of the transaction.

Now some of the reasons for the sale of the simulation business to Rockwell Collins. First of all, from the market perspective, worldwide defense and aerospace markets have been consolidating into fewer large companies for some years now. And a number of these companies have extensive product portfolio and large systems integration capabilities, which we believe this transaction would enable us to participate in. With fewer contracts available for competition, another factor is that revenue volatility is very difficult for a small public company, such as Evans & Sutherland, to manage. We have discussed this in the past, where several large contracts can dramatically influence our overall performance. So being part of the simulation business and being part of a larger company helps to address that. And finally, Rockwell Collins is a very high-quality company with extensive worldwide operations in avionics and aerospace and also a well-established simulation capability, so a good fit in those areas.

Addressing for a minute the Spitz transaction that we also announced, E&S is acquiring Spitz, Inc. in a stock transaction. The acquisition is from the parent of Spitz, whose name is Transnational Industries, Inc. The purchase price is up to $3.4 million in cash and E&S stock, depending on the E&S stock price. Approximately 412,500 shares of E&S stock will be involved. And in addition, E&S will assume approximately $4.5 million of Spitz debt. To give you a sense of proportion here, Spitz revenue for 2005, which is unaudited, is approximately $11 million. To give a little further insight into the Spitz business, the company was founded in 1945 and has installed well over 1,200 planetariums worldwide during that time. And today, in addition to being a leader in planetariums, it is also a leading supplier of large projection domes, such as you would use in a planetarium, and is a well-known supplier, in addition, of complex architectural shapes using its proprietary technology for designing and forming curved structures. We believe Spitz matches very well with the digital planetarium systems pioneered by E&S starting in the 1980s.

So with those two pieces, the Rockwell Collins acquisition of our simulation business and the E&S acquisition of the Spitz business, here’s how we see E&S going forward. First of all, the combined revenue of E&S and Spitz will give planetarium revenue of $20 to $25 million and, in addition to that, we have the small but growing revenue from the laser projector business. This will make the E&S/Spitz combination the world’s leading provider of planetariums and digital theaters. The combined units will be a full-line supplier of digital, analog, dome, and architectural structures. We will also supply control systems, full theater installations in both analog and digital content. The combined company will have an extensive network of support and supplier arrangements around the world.

Now I mentioned just a moment ago a small, but growing, contribution from the laser projector business, so I would like to just summarize that business for a moment. As you may know, E&S has been working for a number of years on the development of an exciting and revolutionary laser projector. One of a number of advantages of this projector is that it has very high resolution, currently 32 million pixels of resolution and in the future up to 64 million pixels, but even today it’s four times the resolution of any other projector available or announced today. In addition, the laser projector uses only a fraction of the power and generates far less heat than any other projector of equivalent capabilities. The deliveries are just beginning; we have made some deliveries of the projector and we are continuing with that ramp-up now.

The laser projector of Evans & Sutherland is aimed at high-end applications requiring very high image quality and resolution. Examples of that would be simulation, digital theaters – both of which we have been pursuing – product design and viewing, command and control applications, mission planning, and other high-end applications. We see in this product, the potential for high growth as the product enters volume production later in 2006 and into 2007.

So after these transactions, E&S will be a more tightly focused business. We will have a potential for a higher growth rate because simulation is a relatively mature and relatively slower growing business. The planetarium business has modest growth, but the laser projector has the potential for high growth. And overall, then, E&S will have a higher growth potential. However, since we are just beginning deliveries, it’s quite clear that the laser projector product and market remain yet as unproven in terms of the revenue growth potential.

In addition, the balance sheet will be significantly stronger and working capital will be strong in the smaller company. The company will have no debt and employee retirement obligations will be well funded. Our headquarters will remain in Salt Lake City with a location in the Philadelphia area for Spitz.

Now relative to our shareholders, the benefits include that the company is receiving a very substantial cash payment, which in fact is higher than the pre-transaction market price of the whole company – substantially higher. Shareholders will still own a public company with a leadership position in the digital theater industry and a potentially fast-growing new business in the laser projector. The laser projector product itself has very strong technology and a strong intellectual property position in addition to the intellectual property that E&S will retain going forward. The company will be well-capitalized and debt-free. There are also benefits to other stakeholders. For example, the debentures will be redeemed at par, while the bonds are trading at something not much more than 75 percent of par. Customers will be able and will be dealing with a large, high-quality company with more integrated capabilities and an excellent worldwide reputation. All employees will be retained, either by Rockwell Collins or by E&S, and employees of both the simulation business and the E&S business will both be parts of healthy, financially stable companies. And finally, the employees will have retirement plans funded at 90 percent with additional funding possible in the future.

So in conclusion, we believe this transaction is a very important step in the evolution and growth of Evans & Sutherland and we believe that it’s positive for our shareholders as well as our other important stakeholders, including customers, employees, bond holders, and also suppliers. We believe that Rockwell Collins is an excellent company and that there is a very good strategic fit between our businesses and that with Spitz, we will be the world leader in planetariums and digital theater systems. And finally, we believe that our business going forward has the potential for higher growth as a result of the changes and of the laser projector business, if it is successful as we expect.

Thank you and I will now open the call to questions. Huey?

Moderator:

Ladies and gentlemen, if you wish to ask a question, please press the 1 key on your touchtone telephone. You will hear a tone indicating you have been placed in the queue. You may remove yourself at any time by pressing the # key. If you are using a speakerphone, please lift the handset before pressing the keys. Once again, if you have a question, please press the 1 key. One moment for our first question. I am currently showing no questions in the queue. Sorry, sir, our first question comes from Larry Lytton. Your line is open.

Larry Lytton:

Good afternoon, I won’t let you go without any questions, Jim. So on the retained business, $20 to $25 million planetarium business, what type of gross margins and what type of operating margins is that generating at this point?

Jim Oyler:

The combined business – I don’t have the full financials for the end of the year from Spitz yet because their fiscal year ended January 31st, but we expect the combined gross margins to be in the high 30s or low 40s.

Larry Lytton:	And on an operating basis, is it profitable at this point or breakeven?

Jim Oyler:	The combination is profitable at this point.

Larry Lytton:	Somewhere around an 8 to 10 percent operating margin, is that a fair assumption for the moment?

Jim Oyler:	I don’t think it’s quite that high, Larry, but we have to finish evaluating the potentials and cost structure of the combined operation.

Larry Lytton:	And how many employees will we have, in total?

Jim Oyler:	In total we will have about 130 employees, of which about 70 are E&S and about 60 Spitz.

Larry Lytton:

So with the funding of the pension liabilities, basically are we retaining the liabilities for all the employees that are going to Rockwell? I don’t understand — we’re funding a deficit that existed historically, but what’s the liability going forward?

Jim Oyler:

Yes, that’s a good question. Part of the negotiation in this transaction was on that point. Rockwell, for a variety of reasons, including some of their plans, preferred not to take on any additional retirement plans, and so as part of the agreement, we are retaining the plans. In order to not have substantial future charges, we’re funding them at the acquisition time. So our activity will become much more administrative with less relationship to the requirement for future funding from the business. That’s how we handled the transaction and accommodating both Rockwell and our needs.

Larry Lytton:

But there’s still some risk that, for example, if the assets under performed in terms of their return, we’d be on the hook for additional funding for the couple hundred employees that we sent over to Rockwell.

Jim Oyler:

Yes, that possibility does exist, although as you know right now the interest rate assumptions have a pretty low interest rate, and historically, returns on plans have been better than that, so we do view that as a tolerable risk.

Larry Lytton:	Okay, and in terms of the laser projector to [Rockwell] Collins, that’s royalty free, I assume, their license for simulation?

Jim Oyler:

Yeah. Their license is actually not to intellectual property, so it’s not a royalty basis. The license is to use and sell the product. We’re not transferring any intellectual property. The relationship is actually that Rockwell Collins would purchase projectors from us in the future and would have the exclusive right to sell those in the simulation business, as opposed to an intellectual property transaction involving royalties.

Larry Lytton:	But we’ll be making money on the projector sales to them, with them as a customer, arms length, to some extent?

Jim Oyler:	Yes, that’s right.

Larry Lytton:	But why isn’t that a substantial revenue component, or is that going to become a substantial revenue component as the laser projector gets introduced into that market?

Jim Oyler:

Well, it’s both of our hopes and intentions that it would become a significant revenue stream. When I commented earlier on the revenue of the combined Spitz and E&S digital theatre businesses, the number that I gave — that there would be additional revenue from the projector, this would be a source of it. That is, the sales from E&S to Rockwell Collins.

Larry Lytton:	But that would not ramp in kind of the ‘06/’07 time frame, it would be further out than that?

Jim Oyler:	There is some potential for earlier ramp; however, many of the commercial simulation orders that we’ve taken for the laser projector are for deliveries in late 2007.

Larry Lytton:	So but just order magnitude, when we get out to ‘08, ‘09, the laser projector sales in the simulation business, that could be a $10 or $20 million business? Is that the theory?

Jim Oyler:	I believe that’s right.

Larry Lytton:	And what type of gross margins will we do on the laser projector business?

Jim Oyler:

Right now, they’re fairly similar to the simulation business as a whole, that is in the 40 to 50 percent range, but the laser projector, one of the significant dynamics of that product is that it’s very, very early in its lifecycle. It’s all new technology. We have, right now, in excess of 20 patents either issued or applied for. And we’ve only begun to build the first eight or ten units. And we’ve only really, at this point, shipped the first six. So we’re really early in the learning curve. The reason that’s important is because with any fundamental new technology, there’s typically a steep learning curve where cost reductions can come into play. And so we’re anticipating that with cost reductions, we can improve margins over time.

Larry Lytton:	So you’re saying you could get to 50 percent or better, theoretically, or hopefully?

Jim Oyler:	That’s our plan.

Larry Lytton:

I don’t want to spend too much time here, but the biggest markets are the ones you’ve been addressing, which is laser projectors for the planetarium market, digital theatre, and for simulation, and that can be sizable. And then you talk about command and control, and you may have mentioned some other things. So what do you think the total addressable market for that laser projector is, I guess as it gets a little more mature in that three-to-five year time frame? Is that total market potential $50 to $100 million or something like that?

Jim Oyler:

The short answer is it depends on where you are and where we are successful in driving the cost. It’s a market that is a flat pyramid. There’s a lot more market at the bottom of the pyramid than the top, but at the top end of the pyramid, where we are currently positioned because we are so early in the learning curve, I think that market potential is $50 to $100 million, as you said. That’s a good estimate. But as we drive down the cost curve, I think the multiple on that is substantial, meaning I believe that it could easily get into the $500 million to a billion dollar potential market.

Larry Lytton:	The nature of those customers — we’re talking about videogames or what are we talking about?

Jim Oyler:

No, we’re talking about high quality projection — these segments would be above the boardroom projection market. And at the low end of the high quality market, would be digital cinema, which also happens to be the largest volume potential. And then you go up from there into higher resolution markets, above and with more specialized requirements than digital cinema. It’s more of an industrial market and less of a consumer — certainly not a game market.

Larry Lytton:	And digital cinema we’re talking about is the local movie theatre going to a digital projector with downloaded film and that sort of thing?

Jim Oyler:

Yeah, and clearly cinema is going digital. There’s a lot that’s been written about that, but at the moment, we are above the price point of digital cinema. So that market opens up to us only as we drive the cost down.

Larry Lytton:	And conversely there’s some very significant incumbent competition there right now.

Jim Oyler:

There have been some decisions made, but there’s also a lot of additional potential in the future, and there are also even film markets above the average cinema market. As examples, there are several companies that provide high-end or large format film projection, and our projector is the only available technology that can address the kind of resolutions that large format film achieves.

Larry Lytton:	Something like IMAX?

Jim Oyler:	That would be certainly a well-known name.

Larry Lytton:

Okay, lastly, so basically you feel that with this new company, off of a base of $20 to $25 million, while there’s an enormous amount of variables, I guess you’d like to grow the business at, I don’t know, 20 percent a year at the top line, hopefully?

Jim Oyler:

I think it’s a little premature for us to get the specifics of that number because we’re just getting all this put together, but absolutely, we would like to, via this — if you want to look at a restructuring of E&S and its market, and it’s market focus, we would like to achieve higher growth rates.

Larry Lytton:

Okay. And just two more questions. You said a couple times there’s no debt. That means there’s no current debt, but you’re going to assume $4.5 million of debt, so we’ll have about $20 million of cash and about $4.5 million of assumed debts, something like that?

Jim Oyler:	Yeah, that’s true. One of our decisions will be whether we want to continue with that or not. We would have the cash position to not continue that, but it’s mostly secured by a mortgage, so. . . .

Larry Lytton:	And also obviously [Rockwell] Collins is taking a lot of assets and some liabilities; are we left with any other significant residual liabilities that will require some cash funding?

Jim Oyler:

In the transaction, E&S will retain the cash — the cash on the balance sheet at the closing is retained by E&S, but then E&S is responsible for paying payables up to that time. In other words, obligations incurred on our watch, and as a part of our business, we’re responsible for. And then they pick up the remainder.

Larry Lytton:	But we get the receivables as well, you mean?

Jim Oyler:	Right.

Larry Lytton:	So at the end of the day, once this thing runs itself down, though, you’re saying you believe we’ll have about $15 million of net cash, is that fair?

Jim Oyler:	Yeah, that’s about the right ballpark.

Larry Lytton:	And didn’t we have a building? Who’s getting that? Is it still for sale?

Jim Oyler:	No, the building was sold in December.

Larry Lytton:	So there’s nothing left that we had on the list of assets for sale?

Jim Oyler:

No.  They will, of course, be, as part of the purchase, acquiring the current headquarters building that we’re in, and we will move our location to another of our — we have, at this time, three remaining buildings, of which one will go to Rockwell Collins and two will be retained by E&S.

Larry Lytton:

Okay. And you talked about considering stock buyback or dividends or something to that effect. Do you not need the $15 million to grow the business as well as potential acquisitions — you don’t see a need for a substantial amount of money?

Jim Oyler:

One of the things that we’re considering, and the reason that we haven’t specified this any further is that we do have the $10 million in escrow, which would come out. So that’s been excluded from the discussion of calculations we’ve just done.

Larry Lytton:	Right, that’s right. And what are the main issues with regard to that escrow?

Jim Oyler:

It’s just the normal things, you know, against any eventualities, contracts that are assumed that may not turn out to be the same, or potentially any environmental thing that showed up, although we’ve done analysis of everything. There’s nothing abnormal or unusual in it.

Larry Lytton:	And how long does it have to stay escrow for?

Jim Oyler:	There are various pieces that have different time frames, but the bulk of this would be prior to the end of 2007.

Larry Lytton:	And you’re hopeful that you’ll get that whole $10 million, with a little bit of luck.

Jim Oyler:	Of course.

Larry Lytton:

Okay. And lastly with this tax loss carry-forward, isn’t there some accounting risk, given the nature of this transaction, that we wouldn’t be allowed to retain that tax loss carry-forward, or has that been studied and that’s not a problem?

Jim Oyler:

Well, it has been studied. What that boils down to is if there is a substantial change of ownership, as defined by more than 50 percent of our shareholders, that would cause us to be unable to apply the tax loss carry-forward, so it would be certainly in our interest, and we would certainly strive to convey the information on this transaction, so that we could retain the tax loss carry-forwards.

Larry Lytton:	But the percentage of assets being sold — that’s not a relevant variable in terms of the use of tax loss carry-forward?

Jim Oyler:	Right.

Larry Lytton:	Okay. Great. Thanks for all the time.

Jim Oyler:	Thanks, Larry.

Moderator:	Thank you, sir. If there are any additional questions, please touch the one key on your touchtone telephone. Again, ladies and gentlemen, if you have a question, please touch the one key.

Jim Oyler:

Okay, thank you, Huey. If we have no further questions then, thank you for joining us. We will be sending out a proxy in relatively short order. And would also mention that because all of the information about Evans and Sutherland, its financials and its results, will be contained in the proxy statement, that we will not be conducting our normal February conference call with shareholders, because the information will be included in the proxy that will be coming out shortly after that scheduled time. So the next information and the next communication will be a detailed proxy statement, which will cover the transactions as well E&S’ 2005 results. And with that, thank you very much for joining us, and we’ll look forward to talking again in the future.

Moderator:

Ladies and gentlemen, this conference will be available for replay after 3 p.m. Eastern Standard Time, today through February 15, 2006, at 11:59 p.m. Eastern Time. You may access the AT&T Teleconference replay system at any time by dialing 1-800-475-6701 and entering the access code 818791. International participants dial 320-365-3844. Those numbers again are 1-800-475-6701 and 320-365-3844, access code 818791. That does conclude our conference for today. Thank you for your participation and using AT&T Executive Teleconference. You may now disconnect.

[End of recorded material.]